EXHIBIT 21

                  THE DIANA CORPORATION AND SUBSIDIARIES
                      SUBSIDIARIES OF THE REGISTRANT


    All significant subsidiaries of the Registrant have been listed. Indentations indicate indirectly owned subsidiaries which are directly owned by the named subsidiary.

                                                                 State of
Subsidiaries of the Registrant                                 Incorporation

D.O.N. Incorporated............................................. Nevada
  Entree Corporation (an 81.25% owned subsidiary)............... Delaware
    Atlanta Provision Company, Inc.............................. Georgia
  C&L Communications, Inc....................................... Texas
  D.O.N. Communications Corporation............................. Nevada